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Exhibit 23.2

BRT Realty Trust
Great Neck, New York
We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BRT Realty Trust 2016 Incentive Plan of our reports dated December 11, 2015, relating to the consolidated financial statements, the effectiveness of BRT Realty Trust’s internal control over financial reporting, and schedule of BRT Realty Trust appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2015.

/s/ BDO USA, LLP

New York, New York
March 14, 2016